SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of

                      THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: August 22, 1997

                            RALSTON PURINA COMPANY
                         -----------------------------
            (Exact name of Registrant as specified in its charter)

             MISSOURI              1-4582       No. 43-0470580
           -------------------------------------------------------
       (State  or  Other        (Commission       (IRS Employer
        Jurisdiction  of         File  Number)    Identification
        Incorporation)                                Number)

          CHECKERBOARD  SQUARE,  ST. LOUIS, MISSOURI            63164
          -------------------------------------------------------------------
             (Address  of  Principal  Executive  Offices       (Zip  Code)

                                (314) 982-1000
                              -------------------
             (Registrant's telephone number, including area code)

Item  5.    Other  Events
            -------------

On  August  22,  1997,  the  Registrant  issued  the  following press release:

St. Louis, Missouri, August 22, 1997 Ralston Purina Company today announced it has signed a letter of intent to sell its Protein Technologies International subsidiary and related affiliates (PTI) to DuPont for DuPont common stock worth $1.5 billion, less certain liabilities. The tax-free transaction is expected to be completed during the fall of this year, and is subject to a definitive acquisition agreement, negotiation of a shareholder agreement with respect to shares of DuPont common stock received by Ralston, approval by the Boards of Directors of Ralston and DuPont, and various regulatory clearances.

Jay W. Brown, Chief Executive Officer of Protein Technologies International, said, "DuPont is a proven world-class leader of technology-oriented businesses. Their pharmaceutical and biotechnology capabilities will allow us to realize fully the vast potential of our existing businesses and the emerging health benefits of our soy protein products."

Brown added: "This is a win-win transaction for everyone involved. PTI will continue to operate as an independent subsidiary and will retain its corporate identity. In addition, our existing management team, employees and corporate headquarters will remain in St. Louis."

Ralston Chairman and Chief Executive Officer William P. Stiritz said the sale will benefit Ralston shareholders while enabling Ralston to continue to sharpen its focus on its two major businesses - Purina Pet Products and Eveready Battery Company.

"Protein Technologies International is a classic example of shareholder value creation," Stiritz said. "This is a business that didn't even exist 35 years ago, a business that started as a special project and has delivered high growth and excellent returns to Ralston Purina shareholders. The fact that today PTI is worth a considerable sum to one of the premier chemistry-based companies in the world underscores our enthusiasm about this transaction, and PTI's future."

Protein Technologies International, with annual sales of approximately $450 million, is the world's leading producer and marketer of high-quality dietary isolated soy protein and fiber food ingredients. PTI has approximately 1,200 employees, including 300 in St. Louis. DuPont, with headquarters in Wilmington, Delaware, is a global chemical, energy and life sciences company with approximately 97,000 employees and annual sales of $43.8 billion.

Protein Technologies International operates six manufacturing facilities and more than half of its sales are generated outside the United States. It is best known for its SUPRO brand isolated soy proteins, with key applications in infant formulas, dietary foods and processed meat, poultry and seafood products. Additional key products for food and beverage products include
SUPRO Plus brand isolated soy proteins, FIBRIM brand and Solka Floc fibers with applications in medical/nutritional beverages, baked goods, reduced calorie breads and cheese. Its Pro-Cote brand polymer products are sold to industrial paperboard and coated paper customers worldwide.


SIGNATURES:

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              RALSTON  PURINA  COMPANY




                              By:  \s\James  R.  Elsesser
                                 ------------------------------------------
                                  James  R.  Elsesser
                                  Vice  President  and
                                  Chief  Financial  Officer

Dated:  August  22,  1997



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